SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 1, 2005

Adolor Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-30039	31-1429198
(State or other jurisdiction Of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Pennsylvania Drive, Exton, PA	19341
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 595-1500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 1, 2005, the Company entered into an agreement with David Madden, the current Chairman of the Board of Directors, whereby effective August 8, 2005, Mr. Madden will serve as interim President and Chief Executive Officer for a term of up to one year pursuant to the terms of a Letter Agreement dated August 1, 2005 (the “Letter Agreement”) between the Company and Mr. Madden filed as Exhibit 10.1 to this Report and incorporated herein by reference. Pursuant to the Letter Agreement, Mr. Madden will not be paid an annual salary but will be eligible to participate in the Company’s employee benefit programs. Mr. Madden will receive options to purchase 300,000 shares of the Company’s Common Stock (the “Options”) to be granted to Mr. Madden on August 8, 2005. The Options shall vest on the first anniversary of their grant date; provided however that the acceleration of vesting of the Options shall occur on the earlier of the following dates: (i) the date that a successor president and chief executive officer is named by the Board; (ii) the date that Mr. Madden’s employment as President and Chief Executive Officer of the Company is terminated by the Board of Directors without Cause (as defined in the Letter Agreement); or (iii) the date that Mr. Madden resigns as President and Chief Executive Officer of the Company with Good Reason (as defined in the Letter Agreement). In the event of a termination resulting from inability to serve as President and Chief Executive Officer of the Company as a result of death or Disability, the Options will vest ratably up to the date of such termination. To the extent permitted, the Options will be Incentive Stock Options and will be issued under the Adolor Corporation 2003 Stock-Based Incentive Compensation Plan and any amount not permitted to be issued under such plan will be issued under the Company’s Amended and Restated 1994 Equity Compensation Plan. Under the terms of the Letter Agreement, the Company will reimburse Mr. Madden’s travel and temporary living expenses (grossed up for tax effect) as well as additional expense reimbursement in accordance with the Company’s then current policies governing expense reimbursement for out-of-pocket costs incurred in the performance of Mr. Madden’s duties.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On August 1, 2005, the Company received notice of the voluntary resignation of its President and Chief Executive Officer, Bruce A. Peacock, effective on August 7, 2005. Effective August 7, 2005, Mr. Peacock will also resign as a Director of the Company. The Company also announced the appointment of David Madden, the current Chairman of the Board of Directors, as the interim President and Chief Executive Officer to serve at the pleasure of the Board for a period up to one year beginning August 8, 2005. The press release announcing Mr. Peacock’s resignation and Mr. Madden’s appointment is attached to this Report as Exhibit 99.1 and incorporated herein by reference.

On August 1, 2005, the Board of Directors of the Company elected Mr. Madden to serve as the Company’s interim President and Chief Executive Officer effective August 8, 2005 for a period of up to one year. Mr. Madden, who is 42, joined the Company as a Director in January 2000 and was elected Chairman of the Board of Directors in May 2005. Mr. Madden is a Founder and Principal with Narrow River Management LP, an investment management company with a focus on equity investments in the emerging pharmaceutical industry. Mr. Madden was Co-Chief Executive Officer of Royalty Pharma AG, a private investment management firm specializing in the acquisition of royalty interests in pharmaceutical products, from October 2000 to 2003, and from 1997 to October 2000, he served as Managing Member of Pharmaceutical Partners, LLC. From 1992 to 1995, Mr. Madden was President, Chief Executive Officer and a Director of Selectide Corporation, a development stage pharmaceutical company that was acquired by Marion Merrill Dow in 1995. Mr. Madden was a consultant to Marion Merrill Dow during part of 1995. Mr. Madden served as a member of the board of directors of Royalty Pharma until March 2004. Mr. Madden has a B.S. in Electrical Engineering from Union College and an M.B.A. from Columbia University.

A brief description of the terms and conditions pursuant to which Mr. Madden will serve as interim President and Chief Executive Officer are set forth in Item 1.01 above and incorporated into this Item 5.02.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

10.1    Letter Agreement between the Company and David Madden dated August 1, 2005.

99.1    Press Release of the Company dated August 2, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ADOLOR CORPORATION

By:	/s/ Martha E. Manning
Name:	Martha E. Manning
Title:	Senior Vice President, General Counsel and Secretary

Dated: August 2, 2005